EXHIBIT 2.01

CONFIDENTIAL TREATMENT REQUESTED

STOCK PURCHASE AND SALE AGREEMENT

AMONG

BRFC LLC,

INTUIT INC.,

QUICKEN LOANS INC.

AND

TITLE SOURCE, INC.

DATED June 20, 2002

•	We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

i

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

STOCK PURCHASE AND SALE AGREEMENT

     THIS STOCK PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of June 20, 2002 among INTUIT INC., a Delaware corporation (“Seller”), BRFC LLC, a Michigan limited liability company (“Buyer”), QUICKEN LOANS INC., a Michigan corporation (“Quicken Loans”), and TITLE SOURCE, INC., a Michigan corporation (“Title Source”).

RECITALS

     A. Seller is the sole owner of all of the issued and outstanding capital stock of Quicken Loans and of Title Source.

     B. Seller acquired the capital stock of Quicken Loans and Title Source (the “Merger”) pursuant to the terms of an Agreement and Plan of Merger among Seller, Merger Sub 1, Inc., Merger Sub 2, Inc., Quicken Loans and Title Source dated October 6, 1999 (the “Merger Agreement”).

     C. The current management team of Quicken Loans and Title Source is substantially the same as the management team of Quicken Loans and Title Source before the Merger and will be substantially the same as the management team of Quicken Loans and Title Source after consummation of the transactions provided for under this Agreement.

     D. Seller proposes to form a new Michigan corporation called Rock Acquisition Corporation (“Holding”), contribute its Quicken Loans and Title Source stock to Holding, declare a dividend from Quicken Loans and Title Source to Holding and from Holding to Seller, and cause Holding to issue a Note to Seller. It is intended that the contribution of Quicken Loans and Title Source stock to Holding will not qualify for non-recognition treatment under Code Section 351 due to the agreement hereunder for Seller to sell the Shares to Buyer.

     E. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding voting common shares of Holding, constituting 87.5% of the combined issued and outstanding voting common shares and non-voting common shares of Holding, all on the terms and conditions set forth in this Agreement.

     THEREFORE, the parties agree as follows:

1    SALE AND PURCHASE OBLIGATIONS.

     1.1 Pre-Closing Activities.

               1.1.1 Formation of Holding. Before the Closing Date (as defined in Section 1.4), Seller shall form Holding as a Michigan corporation primarily to consummate the Sale Transaction (as defined in Section 1.2) and shall contribute all of the issued and outstanding capital stock of Quicken Loans and Title Source to Holding in exchange for all of the issued and outstanding capital stock of Holding. On or before the Closing Date, Seller shall cause Holding’s Articles of Incorporation (the “Closing Articles of Incorporation”), Bylaws, directors and officers to be as set forth in Exhibit 1.1.1. At the Closing, Seller shall cause Holding to have no assets or liabilities except for the stock of Quicken Loans and Title Source, the Note (as defined in Section 1.1.5), and any obligations it may have under this Agreement and related agreements. On or before the Closing Date, Seller shall cause the Closing Articles of Incorporation to be duly adopted by Holding by all necessary corporate action of Holding, and will cause them to be duly filed with, and accepted by, the Michigan Department of Consumer and Industry Services, Bureau of Commercial Services. Immediately before the Closing, Holding’s issued and outstanding capital stock shall consist of voting common shares, par value $0.01 per share (the “Voting Common Shares”), and non-voting, convertible common shares, par value $0.01 per share (the “Non-Voting Common Shares”), all of which shall be owned by Seller. Immediately before the Closing, Holding’s issued and outstanding Voting Common Shares shall constitute 87.5% of the total outstanding Voting Common Shares and Non-Voting Common Shares, and Holding’s issued and outstanding Non-Voting Shares shall constitute 12.5% of the total outstanding Voting Common Shares and Non-Voting Common Shares. Seller shall cause the Voting Common Shares of Holding issuable upon conversion of the Non-Voting Common Shares in accordance with the Closing Articles of Incorporation to be duly and validly reserved for issuance upon conversion of the Non-Voting Common Shares and, when issued upon such conversion in accordance with the Closing Articles of Incorporation, to be duly authorized, validly issued, fully paid and non-assessable on the date they are issued.

               1.1.2 Dividend. Before the Closing Date (as defined in Section 1.4), Seller shall cause Holding to cause Quicken Loans and Title Source to declare a dividend payable to Holding, as their sole shareholder, in an aggregate amount equal to, and not more than, Quicken Loans’ and Title Source’s combined “Tangible Shareholders’ Equity” (as defined in Sections 1.1.3 and 1.1.4) minus the “Purchase Price” (as defined in Section 1.3) (the “Dividend”), payable as described in Section 1.1.4. Before the Closing Date, Seller shall cause Holding to declare a dividend payable to Seller, as its sole shareholder, in the same amount as the Dividend, payable as described in Section 1.1.4.

               1.1.3 Tangible Shareholders’ Equity. Quicken Loans’ and Title Source’s combined “Tangible Shareholders’ Equity” shall be determined in accordance with Section 1.1.4 and shall be equal to (1) the book value immediately before the Closing of Quicken Loans’ and Title Source’s tangible assets (i.e., total assets determined in accordance with generally accepted accounting principles (“GAAP”) applied in a manner consistent with Quicken Loans’ and Title Source’s historic accounting policies, excluding intangible assets, such as goodwill, organizational costs and patent and other intellectual property costs, but including deferred tax assets), minus (2) the book value immediately before the Closing of Quicken Loans’ and Title Source’s total liabilities determined in accordance with GAAP applied in a manner consistent with Quicken Loans’ and Title Source’s historic accounting policies, including accruals for estimated bonuses, reserves for returns, and uncollectible loans and accounts, all computed after the transfers and payments required by Section 3.1.2.

               1.1.4 Initial Estimate and Subsequent Determination of Tangible Shareholders’ Equity and Dividend.

(a) Initial Estimate of Tangible Shareholders’ Equity and Dividend. At least five days before the Closing Date, Buyer shall deliver to Seller an initial estimate of Quicken Loans’ and Title Source’s Tangible Shareholders’ Equity as of the Closing Date (the “Initial Estimate”). The Initial Estimate shall be considered correct for purposes of determining the estimated amount of the Dividend, subject to adjustments after the Closing Date as provided in Section 1.1.4(b). Seller shall cause Holding to cause Quicken Loans and Title Source to pay such estimated Dividend to Holding before the Closing (the “Estimated Dividend”) and shall cause Holding to pay the same amount to Seller before the Closing.

(b) Subsequent Determination of Tangible Shareholders’ Equity and Dividend. As soon as practicable following the Closing Date, and in any event, within 90 days after the Closing Date, Ernst & Young LLP through their Detroit office (“Ernst & Young”), shall conduct an audit of the books and records of Quicken Loans and Title Source as of the Closing Date and shall determine Quicken Loans’ and Title Source’s Tangible Shareholders’ Equity as of the Closing Date (the “Final Tangible Shareholders’ Equity”). Ernst & Young shall deliver to Buyer and Seller a report (the “Report”) showing their determination of the Final Tangible Shareholders’ Equity and how it differs from the Initial Estimate. If the Final Tangible Shareholders’ Equity exceeds the Initial Estimate, then Quicken Loans and Title Source shall pay that amount to Holding and Holding shall pay that amount to Seller, or, alternatively, if the Initial Estimate exceeds the Final Tangible Shareholders’ Equity, then Seller shall pay that amount to Holding and Holding shall pay that amount to Quicken Loans and Title Source. The amount by which the Final Tangible Shareholders’ Equity exceeds or is less than the Initial Estimate shall be referred to in this Agreement as the “Amount.” Seller and Buyer shall each be deemed to have accepted as correct the Final Tangible Shareholders’ Equity and the Amount unless either party notifies the other of any dispute as to the Amount within 10 business days after receipt of the Report. Holding, Quicken Loans and Title Source or Seller, as the case may be, shall be paid, in cash, the undisputed portion of the Amount within 15 business days after receipt of the Report. For the sake of clarity, if the amount of the Dividend increased pursuant to this Section, then, subject to the dispute resolution provisions of this Section, Quicken Loans and Title Source shall pay Holding, which shall pay to Seller, the Amount in cash or, in the alternative, if the amount of the Dividend is decreased pursuant to this Section, then, subject to the dispute resolution provisions of this Section, Seller shall pay to Holding, which shall pay to Quicken Loans and Title Source, the Amount in cash. If the parties are unable to resolve any dispute as to the Amount within 10 business days after receipt of the Report, the Amount or the disputed portion of the Amount, as the case may be, shall be determined by an arbitrator in Southeast Michigan who shall be a member of a national accounting firm, excluding any firm engaged by Buyer, Seller, Holding, Quicken Loans or Title Source, as mutually agreed upon by Seller and Buyer. Seller and Buyer shall share equally the cost of such arbitration. Pursuant to MCLA § 600.5001, Seller and Buyer agree that a judgment of any Michigan Circuit Court may be rendered upon any arbitration award made pursuant to this Section. Within five business days after the earlier of the time the parties resolve any dispute regarding the Amount by agreement, or the time of the arbitrator’s decision, Holding, Quicken Loans and Title Source or Seller, as the case may be, shall be paid, in cash, any required unpaid adjustment to the estimated Dividend paid before the Closing, as set forth in such agreement or arbitrator’s decision, plus interest on such required unpaid adjustment at an annual rate of 5.0% from the Closing Date until paid.

               1.1.5 Note. Before the Closing Date (as defined in Section 1.4), Seller shall cause Holding to deliver a promissory note in the principal amount of $23,300,000 issued to Seller in the form attached as Exhibit 1.1.5(1) (the “Note”). Seller shall cause the Note to be secured by all of the assets of Holding, whether now owned or hereafter acquired, pursuant to a security agreement in the form attached as Exhibit 1.1.5(2) (the “Security Agreement”). Seller shall cause the Note to be guaranteed by Quicken Loans and Title Source pursuant to a secured guaranty agreement in the form attached as Exhibit 1.1.5(3) (the “Guaranty”). Seller shall cause the Guaranty to be secured by all of the assets of Quicken Loans and Title Source, whether now owned or hereafter acquired, pursuant to a security agreement in the form attached as Exhibit 1.1.5(4) (the “Guaranty Security”), which Guaranty Security shall be subordinate to any non-affiliated third party warehouse financing and any non-affiliated third party revolving credit facility which Holding, Quicken Loans or Title Source may acquire.

               1.2 Sale and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, at the Closing (as defined in Section 1.4), Seller shall sell and deliver to Buyer, and Buyer shall buy from Seller (the “Sale Transaction”), all of the issued and outstanding Voting Common Shares, constituting immediately prior to the Closing, 87.5% of the fully-diluted capital stock (i.e., after the assumed issuance of any capital stock issuable pursuant to any rights to acquire, or commitments to issue, capital stock, in each case with respect to rights or commitments issued by Seller, its affiliates, Holding, Quicken Loans or Title Source and outstanding immediately prior to the Closing) of Holding (the “Shares”). The certificates representing the Shares shall, when so delivered by Seller, be duly endorsed for transfer to Buyer or have executed stock powers endorsed to Buyer attached to such certificates, and Seller shall have paid or provided for all requisite documentary and/or stock transfer stamps. The Shares when delivered pursuant to this Section 1.2 shall be free from all liens, encumbrances, security interests, pledges, subscriptions, voting trusts or agreements, proxies, adverse claims or restrictions of any nature whatsoever, but excluding restrictions on transfer arising under federal or state securities laws (“Liens”), other than Liens placed on the Stock by Buyer or pursuant to the Loan Agreements. Such certificates shall also be accompanied by all of the stock books, stock ledgers, minute books and corporate seals of Quicken Loans, Title Source and Holding, including, without limitation, copies of the then current Articles of Incorporation and bylaws of each of Quicken Loans, Title Source and Holding.

               1.3 Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver to Seller as the aggregate consideration for the sale of the Shares pursuant to Section 1.2, $33,000,000 in cash (the “Purchase Price”).

               1.4 The Closing. The Closing under this Agreement shall be held at 10:00 a.m. at the offices of Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, Detroit,

Michigan 48226-3583 on July 31, 2002, or such other day and time as Buyer and Seller shall mutually agree upon in writing. The consummation of the transactions described in this Agreement at such place and time are sometimes referred to in this Agreement as the “Closing”, and such date is sometimes referred to as the “Closing Date”. At the Closing, (1) Seller shall deliver to Buyer the Shares and the certificate representing the Shares pursuant to Section 1.2, subject to the provisions of the Security Agreement and the Loan Agreements, (2) Buyer shall pay to Seller the Purchase Price (by wire transfer of immediately available funds to an account specified by Seller at least three business days prior to the Closing), and (3) each other applicable condition to Closing of Buyer and Seller set forth in Section 4 shall have been satisfied or waived in writing.

2 REPRESENTATIONS AND WARRANTIES.

     2.1 Representation and Warranties of Seller. Except as set forth in Seller’s disclosure letter to Buyer, Seller represents and warrants to Buyer the following as of the date of this Agreement and as of the Closing Date; provided, all of the following representations and warranties are made based upon, and are subject to, the accuracy as of the consummation of the Merger of the representations and warranties made by Quicken Loans and Title Source in the Merger Agreement; provided, further, that all of the following representations and warranties are qualified to specifically exclude any items that are known to the actual knowledge of Daniel Gilbert, William Emerson, David Carroll, Richard Chyette, Robert Walters and Tammy Zionkowski as of the date of this Agreement and as of the Closing Date (“Buyer’s Knowledge”):

               2.1.1 Organization. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

               2.1.2 Authority Relative to This Agreement. Seller has all requisite corporate power and authority to execute, deliver and comply with its obligations under the terms of this Agreement or and the other agreements provided for in this Agreement to which it is a party. Execution, delivery and performance by Seller of this Agreement and the other agreements provided for in this Agreement to which it is a party have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the other agreements provided for in this Agreement to which it is a party have been validly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and except as enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

               2.1.3 Consents and Approvals; No Violation. Except for the filing of pre-merger notifications with the United States Federal Trade Commission and the Department of Justice pursuant to the relevant provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any filings by Seller with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, neither the execution nor the delivery by Seller of this Agreement or any of the other agreements provided for in this Agreement to which it is a party nor the performance by Seller of its obligations under this Agreement or any of the agreements provided for in this Agreement to which it is a party, (1) will require any authorization, consent, order or approval of, or registration or filing with, any governmental or regulatory authority or agency (“Governmental Authority”) or of any other person or entity, other than those required by any Governmental Authority with regulatory authority over Holding, Quicken Loans or Title Source or under Holding, Quicken Loans or Title Source agreements, or (2) will violate any provision of the Certificate of Incorporation or bylaws of Seller.

               2.1.4 Capitalization.

               (a) Quicken Loans. The authorized capital stock of Quicken Loans consists of 1,000 common shares, no par value per share, of which 1,000 shares are duly authorized, validly issued and outstanding, all of which shares are fully paid, non-assessable, free of exercisable preemptive rights and owned of record and beneficially by Seller as of the date of this Agreement and will be owned of record and beneficially by Holding as of the Closing Date. All of these shares have identical rights, benefits and attributes.

               (b) Title Source. The authorized capital stock of Title Source consists of 1,000 common shares, no par value per share, of which 1,000 shares are duly authorized, validly issued and outstanding, all of which shares are fully paid, non-assessable, free of exercisable preemptive rights and owned of record and beneficially by Seller as of the date of this Agreement and will be owned of record and beneficially by Holding as of the Closing Date. All of these shares have identical rights, benefits and attributes.

               (c) Holding. The authorized capital stock of Holding as of the Closing Date will be as set forth in the Closing Articles of Incorporation. The Non-Voting Common Shares and Voting Common Shares (including the Shares) issued and outstanding immediately before the Closing will be duly authorized, validly issued and outstanding, fully paid, non-assessable, free of exercisable preemptive rights. Immediately following the Closing, all of the issued and outstanding Non-Voting Common Shares shall be owned of record and beneficially by Seller and shall constitute 12.5% of the aggregate issued and outstanding Non-Voting Common Shares and Voting Common Shares. Immediately before the Closing, the Shares shall constitute all of the issued and outstanding Voting Common Shares and shall be owned of record and beneficially by Seller and shall constitute 87.5% of the aggregate issued and outstanding Non-Voting Common Shares and Voting Common Shares. All of these shares have identical rights, benefits and attributes, except for the Non-Voting Common Shares, which will have the different rights provided in the Closing Articles of Incorporation.

               (d) General. The shares described in this Section 2.1.4 represent all of the issued and outstanding shares of capital stock of Quicken Loans, Title Source and Holding of any class or nature whatsoever, and, subject to any applicable provisions of the Michigan Business Corporation Act, the transfer of the Shares pursuant to this Agreement will effectively transfer full and complete stock ownership over the Shares and control of Holding to Buyer, including, without limitation, the corporate power to elect each member of the Board of Directors of Holding, the corporate power to conduct every aspect of Holding’s business, and the corporate power to make and implement all corporate decisions without restriction or qualification. Subject to any applicable provisions of the Michigan Business Corporation Act, the transfer of Quicken Loans’ and Title Source’s capital stock to Holding pursuant to Section 1.1.1 will effectively transfer full and complete stock ownership over such capital stock and control of Quicken Loans and Title Source to Holding, including, without limitation, the corporate power to elect each member of the Board of Directors of each of Quicken Loans and Title Source, the corporate power to conduct every aspect of each of Quicken Loans’ and Title Source’s business, and the corporate power to make and implement all corporate decisions without restriction or qualification.

               2.1.5 Title to Shares and Rights to Acquire Shares. On the Closing Date, Seller shall have, and upon consummation of the sale of the Shares pursuant to this Agreement, Buyer will acquire, good title to all of the Shares, free and clear of all Liens, except for (1) any Liens placed on the Shares by Buyer or pursuant to the Loan Agreements, (2) restrictions under the Shareholders Agreement, and (3) restrictions on transfer arising under federal or state securities laws. Other than this Agreement, there is no oral or written subscription, option, warrant, call, right (preemptive, first refusal or otherwise), contract, agreement, commitment, understanding, obligation or arrangement relating to the issuance, sale, delivery, purchase or transfer of the Shares, including any rights of conversion or exchange under any outstanding security or any other instrument, other than rights under the Shareholders Agreement. On the Closing Date, Holding shall have good title to all of the issued and outstanding capital stock of Quicken Loans and Title Source, free and clear of all Liens, except for any Liens placed on such capital stock by Buyer or pursuant to the Loan Agreements. Other than this Agreement, there is no oral or written subscription, option, warrant, call, right (preemptive, first refusal or otherwise), contract, agreement, commitment, understanding, obligation or arrangement relating to the issuance, sale, delivery, purchase or transfer of any capital stock of Holding, Quicken Loans or Title Source, including any rights of conversion or exchange under any outstanding security or any other instrument.

     2.1.6 Intellectual Property. Since December 9, 1999, except as set forth in the attached Exhibit 2.1.6: (1) to the actual knowledge of Raymond Stern, Greg Santora, Greg Seo and Fran Smallson as of the date of this Agreement and as of the Closing Date (“Seller’s Knowledge”) and to the actual knowledge of Todd Santos as of the date of this Agreement and as of the Closing Date, no licenses, patents, trademarks, service marks, trade names, copyrights, or computer programs (collectively “Intellectual Property”) licensed to Holding, Quicken Loans or Title Source by Seller or used by Holding, Quicken Loans or Title Source infringes on any rights owned or held by any other person; provided that Seller makes no representation as to whether third party Intellectual Property now used by Holding, Quicken Loans or Title Source will infringe on any rights of any other person as a result of the consummation of the transactions described in this Agreement, (2) to Seller’s Knowledge and to the actual knowledge of Todd Santos as of the date of this Agreement and as of the Closing Date, there is no pending or threatened claim or litigation against Seller contesting the right of Seller to sell, assign or use any such Intellectual Property, and (3) to Seller’s Knowledge and to the actual knowledge of Todd Santos as of the date of this Agreement and as of the Closing Date, no Intellectual Property employed by any person infringes on or may infringe on any Intellectual Property in which Holding, Quicken Loans or Title Source has any rights, liabilities or obligations, nor, to Seller’s

Knowledge, is there pending or proposed, any patent, formulation, invention, device, application, or principle or any statute, law, rule, regulation, standard, or code, that would adversely affect any Intellectual Property presently employed by Holding, Quicken Loans or Title Source.

               2.1.7 Tax Liabilities.

(a) Neither Holding, Quicken Loans nor Title Source is, and, since December 9, 1999, none of them has ever been, a member of an affiliated group filing a consolidated tax return other than the affiliated group of which Seller is the common parent (the “Group”). Since December 9, 1999, each of Holding, Quicken Loans, Title Source and the Group has properly completed and filed in correct form all federal, state and local tax and tax information returns of every nature required to be filed by it, and Seller will cause all such returns with respect to any period through the Closing Date (including, without limitation, any income tax return of the Group for any period which includes the Closing Date) to be filed on or before the date they are due. Since December 9, 1999, Seller, Holding, Quicken Loans, Title Source and all other entities included in the Group have duly paid (regardless of whether the filing of a return is required) all taxes of every nature (including, without limitation, estimated taxes, deficiency assessments, penalties, interest and additions to taxes, income taxes (if any), property taxes, sales taxes, excise taxes, gross receipts taxes, franchise taxes, and employment taxes), to the extent such amounts have become due and payable (or have been claimed to be due and payable by any federal, state, county, local, foreign or other taxing authority), and will pay all such taxes with respect to any period through the Closing Date (including, without limitation, income taxes for any period which includes the Closing Date) on or before the date they are due. Neither Holding, Quicken Loans nor Title Source is, and, since December 9, 1999, none of them has been, a party to any tax sharing agreement, and, since December 9, 1999, none of them has assumed the tax liability of any other person under contract. Neither Holding, Quicken Loans nor Title Source is, and, since December 9, 1999, none of them has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). Since December 9, 1999, neither Holding, Quicken Loans nor Title Source has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in nondeductible expense pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Since December 9, 1999, neither Holding, Quicken Loans nor Title Source has filed a consent under Code Section 341(f) concerning collapsible corporations.

(b) Since December 9, 1999, all federal, state and local tax deficiencies proposed as a result of any audits or examinations of Seller, Holding, Quicken Loans, Title Source or any other entity included in the Group have been paid, reserved against or settled. There are no liens upon any of the properties or assets of Holding, Quicken Loans or Title Source for taxes due and payable, or interest or penalties thereon, and, to Seller’s Knowledge, there are no pending or threatened tax examinations with respect to which Holding, Quicken Loans or Title Source could have any liability. To Seller’s Knowledge, no state of facts exists or has existed since December 9, 1999 that would constitute grounds for the assessment of any further federal, state or local tax liability on Holding, Quicken Loans or Title Source (or further income tax liability on any other member of the Group) for any year.

(c) Since December 9, 1999, all taxes which Seller, Holding, Quicken Loans, Title Source or any other entity included in their consolidated returns is required by applicable law, rules or regulations to withhold or collect have been duly withheld or collected and, to the extent required, have been or are being paid over to the proper governmental authorities on a timely basis, and Seller will, and will cause Holding, Quicken Loans and Title Source to, continue to do so through the Closing Date.

(d) Neither the Group nor any member of the Group has waived any statute of limitations in respect of any income taxes or agreed to any extension of time with respect to a income tax assessment or deficiency for any taxable period during which Holding, Quicken Loans or Title Source was a member of the Group.

(e) Neither Holding, Quicken Loans or Title Source will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for any taxable period ending on or prior to the Closing Date under Code §481(c) (or any corresponding or similar provision of state, local or foreign income tax law), (2) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (3) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income tax law); (4) installment sale or open transaction disposition made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date.

(f) On or before the Closing Date, Seller shall provide Buyer with the following information with respect to each of Holding, Quicken Loans and Title Source as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions described in this Agreement): (1) the basis of such corporation (i.e., Holding, Quicken Loans or Title Source) in its assets, and (2) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to such corporation (i.e., Holding, Quicken Loans or Title Source).

(g) Any taxes of Holding, Quicken Loans or Title Source which, as of the Closing Date, have accrued but not been paid will be reserved (and treated as a liability) in the Report and in the determination of the Tangible Shareholders Equity and the Amount, and the reserve for taxes used in determining Tangible Shareholders Equity will otherwise be adequate.

               2.1.8 Litigation. There is no litigation or any legal, judicial, administrative, arbitration or other claim, demand, action, suit, proceeding, official citation, notice of violation or investigation, including, without limitation, antitrust, personal injury, patent infringement or property damage actions, pending or, to Seller’s Knowledge, threatened against Holding, Quicken Loans or Title Source before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to enjoin the consummation of the transactions described in this Agreement. To Seller’s Knowledge, there are no injunctions, decrees, judgments, orders or writs currently in effect and involving Holding, Quicken Loans or Title Source.

               2.1.9 Minute Books. The minute books of Holding, Quicken Loans and Title Source contain complete and accurate records of all meetings and other actions of the shareholder and Boards of Directors and any committees of the Boards of Directors of Holding, Quicken Loans and Title Source since December 9, 1999.

               2.1.10 Seller Conflicts. Seller has no direct or, to Seller’s Knowledge, indirect interest in any person or entity that directly or, to Seller’s Knowledge, indirectly competes with Holding, Quicken Loans or Title Source in the Mortgage Marketspace.

               2.1.11 Investment Intent and Access to Information. Seller acknowledges that the Note, the Non-Voting Common Shares and the Voting Common Shares issued to it by Holding will not be registered under the Securities Act of 1933, as amended (the “Act”), and are “restricted securities” with limits on transferability under the Act and applicable state securities laws. Seller is acquiring the Note, the Non-Voting Common Shares and the Voting Common Shares from Holding for its own account, for investment, and not with a view to resale in connection with a distribution thereof, except as otherwise permitted by applicable securities laws. Holding may place a legend on the Note, the Non-Voting Common Shares and the Voting Common Shares delivered to Seller setting forth such restrictions. Seller is a corporation, not formed for the specific purpose of acquiring the Note, the Non-Voting Common Shares, the Voting Common Shares or any other securities issued pursuant to this Agreement, with total assets in excess of $5,000,000. At all times following its initial contact with Holding pertaining to the Note, the Non-Voting Common Shares and the Voting Common Shares, Holding has made available to Seller the opportunity to ask questions of, and receive answers from, Holding and persons acting on its behalf concerning the terms and conditions of the transactions described in Section 1.1 and concerning Holding, and to obtain any additional information, to the extent Holding possessed such information or could acquire it without unreasonable effort or expense, that was necessary to verify the information furnished about the foregoing to Seller by Holding.

               2.1.12 Disclaimer of Warranties. EXCEPT FOR THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED.

     2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following as of the date of this Agreement and as of the Closing Date; provided, that all of the following representations and warranties are qualified to specifically exclude any items that are known to Seller’s Knowledge as of the date of this Agreement:

               2.2.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

               2.2.2 Authority Relative to This Agreement. Buyer has all requisite limited liability company power and authority to execute, deliver and comply with its obligations under the terms of this Agreement and the other agreements provided for in this Agreement to which it is a party. Execution, delivery and performance by Buyer of this Agreement and the other agreements provided for in this Agreement to which it is a party have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement and the other agreements provided for in this Agreement to which it is a party has been duly and validly executed and delivered by Buyer and constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and except as enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

               2.2.3 Consents and Approvals; No Violation. Except for the filing of pre-merger notifications with the United States Federal Trade Commission and the Department of Justice pursuant to the relevant provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, neither the execution nor the delivery by Buyer of this Agreement or any of the other agreements provided for in this Agreement to which it is a party nor the performance by Buyer of its obligations under this Agreement or any of the other agreements provided for in this Agreement to which it is a party, (1) will require any authorization, consent, order or approval of, or registration or filing with, any Governmental Authority or of any other person or entity, other than those required by any Governmental Authority with regulatory authority over Holding, Quicken Loans or Title Source or under Holding, Quicken Loans or Title Source agreements, or (2) will violate or breach any provision of the Articles of Incorporation or bylaws of Buyer.

               2.2.4 Buyer. Buyer was formed primarily to consummate the Sale Transaction. Assuming the conditions to Closing are met, immediately prior to the Closing, Buyer expects that it will not have significant assets or liabilities except for an amount in cash equal to the Purchase Price and its obligations under this Agreement and related agreements.

               2.2.5 Litigation. There is no litigation or any legal, judicial, administrative, arbitration or other claim, demand, action, suit, proceeding, official citation, notice of violation or investigation, including, without limitation, antitrust, personal injury, patent infringement or property damage actions, pending or, to Buyer’s Knowledge, threatened against Buyer before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to enjoin the consummation of the transactions described in this Agreement. To Buyer’s Knowledge, there are no injunctions, decrees, judgments, orders or writs currently in effect and involving Buyer.

               2.2.6 Buyer’s Knowledge of Business. Buyer acknowledges that, prior to December 9, 1999, some of its affiliates held a substantial interest in, and were involved in the management of, Quicken Loans and Title Source, and acknowledges that some of its affiliates have, since December 9, 1999, been involved in the operations of Quicken Loans and Title Source (including as chief executive officer), and that they have substantial knowledge of the Quicken Loans and Title Source business and operations. Buyer is relying, in part, on this knowledge of the business of Quicken Loans and Title Source, as well as the terms and conditions of this Agreement and related agreements, in making its determination to complete the transactions described in this Agreement and the related agreements being executed in connection with this Agreement.

               2.2.7 Investment Intent and Access to Information. Buyer acknowledges that the Shares issued to it pursuant to this Agreement will not be registered under the Act and are “restricted securities” with limits on transferability under the Act and applicable state securities laws. Buyer is acquiring the Shares under this Agreement for its own account, for investment, and not with a view to resale in connection with a distribution thereof, except as otherwise permitted by applicable securities laws. Each of the equity owners of Buyer as of the date of this Agreement is an individual with net worth of at least $1,000,000 or net income in excess of $200,000 in each of the two most recent years (or joint income with his or her spouse in excess of $300,000 in each of those years) and he or she has a reasonable expectation of reaching the same applicable income level in the current year. At all times following its initial contact with Seller pertaining to the Shares, Seller has made available to Buyer the opportunity to ask questions of, and receive answers from, Seller and persons acting on its behalf concerning the terms and conditions of the transactions described in this Agreement and concerning Holding, Quicken Loans and Title Source, and to obtain any additional information, to the extent Seller possessed such information or could acquire it without unreasonable effort or expense, that was necessary to verify the information furnished about the foregoing to Buyer by Seller.

3 COVENANTS.

     3.1 Covenants of Seller.

               3.1.1 Access for Audit. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, Seller shall cause Seller, Holding, Quicken Loans, Title Source and their subsidiaries, affiliates, directors, officers, employees and agents to give Buyer, and its directors, officers, employees (including, without limitation, current and former employees of Holding, Quicken Loans and Title Source), accountants, attorneys, consultants, agents, designees and other authorized representatives reasonable access during normal business hours and upon reasonable advance notice to all of the facilities, assets, properties, books of account, leases, agreements, commitments, records and senior managers of Holding, Quicken Loans and Title Source and to furnish Buyer or its representatives with all such information concerning Holding, Quicken Loans and Title Source as Buyer may reasonably request, and to cooperate with Buyer, so that Buyer may have a full opportunity to make a full business, financial, accounting, environmental and legal audit of the business and affairs of Holding, Quicken Loans and Title Source and to assure compliance by Seller with all of its covenants, representations and warranties under this Agreement.

               3.1.2 Operation of Business; Inter-Company Transfers. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, except as otherwise consented to by Buyer and Seller, which consent shall not unreasonably be withheld, or as otherwise expressly required by this Agreement, the business and operations of Quicken Loans and Title Source shall be conducted consistent with its past practices and in accordance with its existing business plan. Seller shall take whatever actions are necessary so that on the Closing Date, no amounts are, or will be, due or owed to Holding, Quicken Loans or Title Source, on the one hand, from Seller or any of its affiliates, on the other hand, and no amounts are, or will be, due or owed from Holding, Quicken Loans or Title Source, on the one hand, to Seller or any of its affiliates, on the other hand (including, without limitation, amounts due for payroll, payroll taxes, corporate income taxes and payroll benefits), except for (1) obligations between Buyer, Seller, Holding, Quicken Loans and/or Title Source under the Note, the Security Agreement, the Guaranty, the Guaranty Security, the Distribution Agreement, the License Agreement, the Loan Agreements, the Registration Rights Agreement, the Transition Services Agreement or the Shareholders Agreement, as defined below in this Section 3.1, and (2) warehouse loans owed by Quicken Loans to Seller or one of its affiliates as of the Closing Date in an amount not to exceed $375,000,000. In addition, on or before the Closing Date, Seller shall transfer to Quicken Loans all rights it has to any Michigan Economic Growth Authority credit for periods following Intuit’s fiscal year ending July 31, 2002.

               3.1.3 No Solicitation. From the date of this Agreement through the earlier of the Closing Date and the date this Agreement is terminated pursuant to Section 7.1, Seller shall not, and Seller shall cause its direct and indirect subsidiaries, affiliates, officers, directors, employees, agents and representatives (including, without limitation, any investment banker, financial adviser, attorney or accountant retained by any of them) not to, on behalf of Seller or any of its affiliates, without the prior consent of Buyer, (1) consummate, agree to consummate, solicit, initiate or encourage offers or enter into any agreement or understanding in connection with, enter into negotiations concerning, discuss with any other individual, person or entity, or initiate, encourage or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, any purchase, sale, exchange or other disposition of any of Holding’s, Quicken Loans’ or Title Source’s stock or other equity interest or all or any substantial portion of any of their assets (other than sales of mortgage loans in the ordinary course of business) or any merger, consolidation, share exchange or other business combination or transaction involving Holding, Quicken Loans, Title Source, stock or other equity interests in, or relating to, Holding, Quicken Loans or Title Source, or any of the business or substantial assets of Holding, Quicken Loans or Title Source (other than sales of mortgage loans in the ordinary course of business) (an “Acquisition Proposal”), (2) provide any non-public information with respect to Holding, Quicken Loans or Title Source or the transactions described in this Agreement to any third party with respect to an actual or potential Acquisition Proposal, or (3) otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, all except for or in connection with the acquisition of the Shares by Buyer pursuant to this Agreement. Seller shall notify Buyer as promptly as practicable if, to Seller’s Knowledge, any such proposals or inquiries are received by, or any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Seller or any of its direct or indirect subsidiaries, affiliates, officers, directors, employees, agents or representatives, including, without limitation, any investment banker, financial adviser, attorney or accountant retained by any of them.

               3.1.4 Accuracy of Representations. Seller shall promptly notify Buyer if, to Seller’s Knowledge, any of its representations and warranties contained in this Agreement cease to be true, in any material respects, prior to or as of the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1.

               3.1.5 Pre-Closing Activities. Seller shall perform the obligations required to be performed by it pursuant to Section 1.1.

               3.1.6 Hart-Scott-Rodino Filing. As soon as practicable after the date of this Agreement, Seller shall make all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, required by it, and will fully cooperate with Buyer in responding to requests for additional information from the government, all to the extent reasonably necessary to request termination of any waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Seller shall promptly inform Buyer of any material communication made to, or received by Seller from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental authority regarding the transactions described in this Agreement.

               3.1.7 Title to Assets. On or before the Closing Date, Seller shall take whatever actions are necessary so that on the Closing Date each of Quicken Loans and Title Source has good, valid and marketable title to, or, with respect to assets currently being leased or licensed, a valid leasehold interest in or license of, (1) all assets located at its Michigan facilities and (2) the computer servers, data residing on computer servers and other assets located outside of Michigan listed in the attached Exhibit 3.1.7, free and clear of all Liens, except for the rights of the lessor or licensor with respect to leased or licensed assets.

               3.1.8 Licenses, Patents, Trademarks and Similar Rights. On or before the Closing Date, Seller shall take whatever actions are necessary so that on the Closing Date Holding, Quicken Loans or Title Source will be the sole owner or licensee of (1) all Intellectual Property used exclusively by Holding, Quicken Loans or Title Source in the ordinary course of business (other than Seller’s Intellectual Property subject to the License Agreement or the Distribution Agreement), including, without limitation, the Company Intellectual Property, the Title Intellectual Property, the Company Websites and the Title Websites, all as defined in the Merger Agreement, to the extent the foregoing is still owned or licensed by Seller, Holding, Quicken Loans or S Source, and (2) all Intellectual Property listed on the attached Exhibit 3.1.8 (other than Seller’s Intellectual Property subject to the License Agreement or the Distribution Agreement), all free from any restriction, right, encumbrance or other burden, subject to the rights of licensors under any licensed Intellectual Property. Notwithstanding any transfers to Holding, Quicken Loans or Title Source pursuant to this Section 3.1.8, effective as of the Closing, Seller may cause Holding, Quicken Loans, Title Source or both, as the case may be, to grant a worldwide, non-exclusive, royalty-free license of Holding’s, Quicken Loans’ and Title Source’s rights to the Intellectual Property transferred to them pursuant to this Section 3.1.8 that Seller or any of its Subsidiaries (other than Holding, Quicken Loans or Title Source) is using in its business as of the Closing Date. Seller shall deliver evidence of any such grant to Buyer at the Closing, including a list identifying the Intellectual Property licensed and the identity of the licensee. With respect to Intellectual Property required to be licensed pursuant to the preceding two sentences and any other Intellectual Property that Buyer and Seller agree Seller or any of its Subsidiaries (other than Holding, Quicken Loans or Title Source) is using in its business as of the Closing Date and should, therefore, appropriately be licensed pursuant to the preceding two sentences, Buyer and Seller shall cooperate to grant such licenses, notwithstanding Seller’s failure to include them on the list required by the preceding sentence; provided Seller identifies the Intellectual Property licensed and the identity of the proposed licensee at the time of the request for an additional license.

               3.1.9 Approval of Sale of Shares. Seller shall provide Buyer with evidence of approval by its Board of Directors of this Agreement and the sale of the Shares to Buyer pursuant to this Agreement.

               3.1.10 Consents. On or before the Closing Date, Seller shall use commercially reasonable efforts to obtain all of the authorizations, consents and approvals required in connection with Seller’s execution and delivery of this Agreement and all agreements provided for in this Agreement, and Seller’s performance of its obligations under this Agreement and all agreements provided for in this Agreement. Seller shall deliver evidence of such authorizations, consents and approvals to Buyer on or before the Closing Date.

               3.1.11 Delivery of Books and Records. Seller shall deliver originals or copies of all of Holding’s, Quicken Loans’ and Title Source’s books and records to Buyer at the Closing. Buyer shall allow Seller access to such books and records, relating to transactions on or prior to the Closing Date, during Buyer’s normal business hours upon reasonable advance notice from Seller to Buyer. Seller may retain copies or original records it needs in connection with its business.

               3.1.12 Distribution Agreement. Seller shall, and shall cause Quicken Loans to, execute and deliver a Distribution Agreement between Seller and Quicken Loans in the form attached as Exhibit 3.1.12 (the “Distribution Agreement”), and deliver a copy of it to Buyer at the Closing.

               3.1.13 License Agreement. Seller shall, and shall cause Quicken Loans to, execute and deliver a License Agreement between Seller and Quicken Loans in the form attached as Exhibit 3.1.13 (the “License Agreement”), and deliver a copy of it to Buyer at the Closing.

               3.1.14 Shareholders Agreement. Seller shall execute and deliver a Shareholders Agreement with Buyer in the form attached as Exhibit 3.1.14 (the “Shareholders Agreement”) and deliver a copy of it to Buyer at the Closing.

               3.1.15 Warehouse Loan Agreement. (1) Seller shall, and shall cause Quicken Loans to, execute and deliver a Warehouse Loan Agreement between Seller and Quicken Loans, (2) Seller shall, and shall cause Quicken Loans to, execute and deliver a Warehouse Loan Security Agreement between Seller and Quicken Loans, and (3) Seller shall execute and deliver a Guaranty and Security Agreement with respect to the Warehouse Loan Agreement, each in the form attached as Exhibits 3.1.15(1), (2) and (3), respectively (the “Loan Agreements”), and deliver a copy of them to Buyer at the Closing.

               3.1.16 Transition Services Agreement. Seller shall, and shall cause Quicken Loans and Title Source to, execute and deliver a Transition Services Agreement among Seller, Quicken Loans and Title Source in the form attached as Exhibit 3.1.16 (with such changes to Annex A as the parties in good faith negotiate) (the “Transition Services Agreement”), and deliver a copy of it to Buyer at the Closing.

               3.1.17 Registration Rights Agreement. Seller shall, and shall cause Holding to, execute and deliver a Registration Rights Agreement between Seller and Holding in substantially the form attached as Exhibit 3.1.17 (the “Registration Rights Agreement”) and deliver it to Buyer at the Closing.

               3.1.18 Security Agreement, Guaranty and Guaranty Security. Seller shall, and shall cause Holding to, execute and deliver the Security Agreement, and deliver a copy of it to Buyer at the Closing, and Seller shall, and shall cause Quicken Loans and Title Source to, execute and deliver the Guaranty and the Guaranty Security, and deliver copies of them to Buyer at the Closing.

               3.1.19 Termination of Non-Competition Agreement. Seller shall terminate the Non-Competition Agreement, dated as of October 6, 1999, between Seller and Daniel Gilbert (the “Non-Compete Agreement”) effective as of the Closing Date and deliver evidence of such termination to Buyer at the Closing.

               3.1.20 Confidentiality. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, Seller will hold in confidence all confidential and proprietary information and trade secrets of Buyer disclosed to Seller or any of its employees, agents, representatives or affiliates in connection with this Agreement, subject to any legal requirement that Seller disclose such information.

               3.1.21 Further Assurances. Seller will promptly prepare, execute and deliver to Buyer such lists, instruments and documents and cooperate with Buyer in such other respects as Buyer may from time to time, before or after the Closing reasonably request, including with respect to assets required to be transferred pursuant to Sections 3.1.2, 3.1.7 and 3.1.8 and any other assets that Buyer and Seller agree were used exclusively in Holding, Quicken Loans or Title Source as of the Closing Date and should, therefore, appropriately be transferred to Holding, Quicken Loans or Title Source, notwithstanding Buyer’s failure to list those assets on Exhibit 3.1.7 or Exhibit 3.1.8.

     3.2 Covenants of Buyer.

               3.2.1 Accuracy of Representations. Buyer shall promptly notify Seller if, to Buyer’s knowledge, any of its representations and warranties contained in this Agreement cease to be true, in any material respects, prior to or as of the Closing or the termination of this Agreement pursuant to Section 7.1.

               3.2.2 Hart-Scott-Rodino Filing. As soon as practicable after the date of this Agreement, Buyer (or its ultimate parent, if different) shall make all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, required by it, and will fully cooperate with Seller in responding to requests for additional information from the government, all to the extent reasonably necessary to request termination of any waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Buyer shall promptly inform Seller of any material communication made to, or received by Buyer from, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental authority regarding the transactions described in this Agreement.

               3.2.3 Approval of Sale of Shares. Buyer shall provide Seller with evidence of approval by its manager of this Agreement and the purchase of the Shares pursuant to this Agreement.

               3.2.4 Consents. On or before the Closing Date, Buyer shall use its commercially reasonable efforts to obtain all of the authorizations, consents and approvals required in connection with Buyer’s execution and delivery of this Agreement and all agreements provided for in this Agreement and Buyer’s performance of its obligations under this Agreement and all agreements provided for in this Agreement. Buyer shall deliver evidence of such authorizations, consents and approvals to Seller on or before the Closing Date.

               3.2.5 Shareholders Agreement. Buyer shall execute and deliver the Shareholders Agreement and deliver a copy of it to Seller at the Closing.

               3.2.6 Guaranty and Security Agreement. Buyer shall execute and deliver a Guaranty and Security Agreement with respect to the Warehouse Loan Agreement in the form attached as Exhibit 3.1.15(3) and deliver a copy of it to Seller at the Closing.

               3.2.7 Confidentiality. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, Buyer will hold in confidence all confidential and proprietary information and trade secrets of Seller, Holding, Quicken Loans and Title Source disclosed to Buyer or any of its employees, agents, representatives or affiliates in connection with this Agreement, subject to any legal requirement that Buyer disclose such information.

               3.2.8 Agreement Not to Solicit Employees. At all times from the date of this Agreement until the first anniversary of the Closing Date (or the first anniversary of the date of this Agreement, if this Agreement is terminated pursuant to Section 7.1), none of Buyer, its subsidiaries or any of their personnel shall either for itself or any other person or entity, solicit, induce or attempt to induce, other than pursuant to a general solicitation, any employee (other than, if this Agreement is not terminated pursuant to Section 7.1, any employee working at Holding, Quicken Loans or Title Source) of Seller or any of its affiliates to terminate his or her employment or his or her services with Seller or any of its affiliates, or to take employment with any other party, other than (1) the solicitation of Seller’s employees working at Holding, Quicken Loans or Title Source pursuant to the Sale Transaction provided for in this Agreement, and (2) the solicitation of Elizabeth Jones to become an employee of Holding, Quicken Loans or Title Source.

               3.2.9 Further Assurances. Buyer will promptly prepare, execute and deliver to Seller such lists, instruments and documents and cooperate with Seller in such other respects as Seller may from time to time, before or after the Closing reasonably request.

4 CONDITIONS TO CLOSING.

     4.1 Conditions to Buyer’s Obligations. Without limiting any other rights or remedies that Buyer may have at law or in equity, the obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing; provided that Buyer may waive the satisfaction of any such condition pursuant to a writing signed by Buyer:

               4.1.1 Accuracy of Seller’s Representations and Warranties. All representations and warranties made by Seller in this Agreement or in any agreement, document or statement which shall be delivered to Buyer pursuant to this Agreement, including, without limitation, the representations and warranties in Section 2.1, shall be true, accurate and correct, in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

               4.1.2 Compliance with Covenants. All actions, undertakings, covenants or agreements required to be performed by Seller at or before the Closing, including, without limitation, the covenants of Seller in Sections 1.1 and 3.1, shall have been so performed or complied with, in all material respects, on or before the Closing Date.

               4.1.3 Certificate of Seller Officers. Seller shall have delivered to Buyer a Certificate, dated as of the Closing Date, signed by an officer of Seller certifying as to the fulfillment of the conditions specified in Sections 4.1.1 and 4.1.2.

               4.1.4 Consents. Seller shall have obtained the authorizations, consents and approvals required by Section 3.1.10. In addition, there shall have been obtained all of the authorizations, consents and approvals required for Holding, Quicken Loans and Title Source to be able to continue to conduct their businesses as currently conducted after the sale of the Shares to Buyer and for the continuation in full force and effect of Quicken Loans’ and Title Source’s contracts, leases, licenses and permits after the sale of the Shares to Buyer, listed on the attached Exhibit 4.1.4.

               4.1.5 No Material Litigation. No action or proceeding shall have been instituted, threatened or concluded by any Governmental Authority before any court or governmental agency to restrain, prevent, or condition this Agreement or the consummation of the transactions described in this Agreement. There shall not be issued or enacted or adopted, or threatened in writing by any Governmental Authority, after the date of this Agreement any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes material limitations on the Sale Transaction or any other material transaction described in this Agreement or any of the Note, the Security Agreement, the Guaranty, the Guaranty Security, the Distribution Agreement, the License Agreement, the Shareholders Agreement, the Loan Agreements, the Transition Services Agreement, or the Registration Rights Agreement (collectively the “Ancillary Agreements”).

               4.1.6 No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no event, change or effect that is (or will with the passage of time be) materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of Holding, Quicken Loans and Title Source, taken as a whole; except for an event, change or effect that: (1) arises or results, directly or indirectly, from general economic or financial, banking, capital or mortgage market conditions; (2) arises or results, directly or indirectly, from fluctuations in interest rates; (3) reflects seasonal fluctuations in business or operating results for Holding, Quicken Loans or Title Source or their respective industries; (4) results from a written request by Buyer that Holding, Quicken Loans or Title Source change its manner of operations or levels of spending; (5) results from facts, events or projections known to Buyer before the date of signing this Agreement; or (6) results from any announcement of change in ownership of Holding, Quicken Loans or Title Source or the other transactions described in this Agreement.

               4.1.7 Hart-Scott-Rodino.The waiting period imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been earlier terminated.

               4.1.8 Agreements. The following agreements shall have been executed and delivered: (1) Seller and Holding shall have entered into the Note and the Security Agreement in the forms of Exhibit 1.1.5(1) and Exhibit 1.1.5(2), respectively, (2) Seller, Quicken Loans and Title Source shall have entered into the Guaranty in the form of Exhibit 1.1.5(3), (3) Seller, Quicken Loans and Title Source shall have entered into the Guaranty Security in the form of Exhibit 1.1.5(4), (4) Seller and Quicken Loans shall have entered into the Distribution Agreement in the form of Exhibit 3.1.12, (5) Seller and Quicken Loans shall have entered into the License Agreement in the form of Exhibit 3.1.13, (6) Seller shall have entered into the Shareholders Agreement in the form of Exhibit 3.1.14, (7) Seller, Quicken Loans and Title Source, as applicable, shall have entered into the Loan Agreements in the form of Exhibits 3.1.15(1) and (2), (8) Holding shall have entered into the Guaranty and Security Agreement in the form of Exhibit 3.1.15(3), (9) Seller, Quicken Loans and Title Source shall have entered into the Transition Services Agreement in the form of Exhibit 3.1.16, (10) Seller and Holding shall have entered into the Registration Rights Agreement in the form of Exhibit 3.1.17, and (11) Seller shall have terminated the Non-Compete Agreement.

               4.1.9 Other Requirements. The Sale Transaction and any other material transaction described in this Agreement or any Ancillary Agreement shall comply in all material respects with all applicable regulatory requirements or any Governmental Authority.

               4.1.10 Stock Certificates. Certificates representing the Shares duly endorsed for transfer to Buyer, or accompanied by a stock power, shall have been delivered to Buyer, subject to the provisions of the Security Agreement and the Loan Agreements.

     4.2 Conditions to Seller’s Obligations. Without limiting any other rights or remedies that Seller may have at law or in equity, the obligations of Seller under this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing; provided that Seller may waive the satisfaction of any such condition pursuant to a writing signed by Seller:

               4.2.1 Accuracy of Buyer’s Representations and Warranties. All representations and warranties made by Buyer in this Agreement or in any agreement, document or statement which shall be delivered to Seller pursuant to this Agreement, including, without limitation, the representations and warranties in Section 2.2, shall be true, accurate and correct, in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had bean made at and as of the Closing Date.

               4.2.2 Compliance with Covenants. All actions, undertakings, covenants, or agreements required to be performed by Buyer at or before the Closing, including, without limitation, the covenants of Buyer in Section 3.2, shall have been performed or complied with, in all material respects, on or before the Closing Date.

               4.2.3 Certificate of Buyer’s Officer. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, signed by an officer of Buyer, certifying as to the fulfillment of the conditions specified in Sections 4.2.1 and 4.2.2.

               4.2.4 Consents. Buyer shall have obtained the authorizations, consents and approvals required by Section 3.2.4, and Buyer shall have provided Seller with a written list of the consents listed in the attached Exhibit 4.1.4 that have been obtained.

               4.2.5 No Material Litigation. No action or proceeding shall have been instituted, threatened or concluded by any Governmental Authority before any court or governmental agency to restrain, prevent, or condition this Agreement or the consummation of the transactions described in this Agreement. There shall not be issued or enacted or adopted, or threatened in writing by any Governmental Authority, after the date of this Agreement any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes material limitations on the Sale Transaction or any other material transaction described in this Agreement or any Ancillary Agreements.

               4.2.6 Hart-Scott-Rodino. The waiting period imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been earlier terminated.

               4.2.7 Initial Estimate. Buyer shall have delivered to Seller its reasonable Initial Estimate, prepared by Buyer in good faith.

               4.2.8 Agreements. Buyer shall have entered into, executed and delivered the Shareholders Agreement in the form of Exhibit 3.1.14,

               4.2.9 Payment of Cash. Buyer shall have paid, or caused to be paid, the Purchase Price to Seller.

               4.2.10 Other Requirements. The Sale Transaction and any other material transaction described in this Agreement or any Ancillary Agreement shall comply in all material respects with all applicable regulatory requirements or any Governmental Authority.

5 WARRANTIES; INDEMNIFICATION.

     5.1 Survival. All representations, warranties, covenants and agreements by Buyer and Seller contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date until the second anniversary of the Closing Date, other than the covenants and agreements in Section 6, which shall survive indefinitely or, if provided in such covenants and agreements, in accordance with their terms. The indemnification provisions in this Section 5 and the obligations of the parties pursuant to these indemnification provisions shall survive the Closing and shall be binding upon, and fully enforceable against, Buyer and Seller and each of their respective successors and assigns. In addition to the indemnification provisions, Buyer and Seller shall have all equitable remedies provided by law for breach of this Agreement, including specific performance.

     5.2 Seller’s Indemnification of Buyer. Following the Closing, Seller shall indemnify, defend and hold harmless Buyer and each of its affiliates, directors, officers, employees, agents, accountants, attorneys and representatives (“Buyer’s Personnel”) from and against any demand, claim, action, cause of action, damage, liability, loss, cost, debt, deficiency, expense, obligation, tax, assessment, public charge, lawsuit, contract, agreement, and undertaking of any kind or nature, whether known or unknown, fixed, actual, accrued in accordance with GAAP or contingent, liquidated or unliquidated (including, without limitation, interest, penalties, additional federal, state or local taxes, reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense of any claim, whether or not litigation has commenced) (“Buyer’s Damages”) arising out of, resulting from, or relating to, any of the following:

(a) Any breach of any representation or warranty made by Seller in this Agreement, which breach was unknown to Buyer’s Knowledge as of the Closing Date;

(b) Any failure of Seller duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Seller pursuant to this Agreement, which failure was unknown to Buyer’s Knowledge as of the Closing Date;

(c) Any acts, events or facts relating to Seller, any of its Subsidiaries (other then Quicken Loans and Title Source), or any of their officers, directors, employees, agents, consultants or contractors and any liabilities or obligations of Seller, any of its Subsidiaries (other than Quicken Loans and Title Source), or any of their officers, directors, employees, agents, consultants or contractors of any nature whatsoever;

(d) The litigation, claims, investigations, contingent liabilities or contractual obligations listed in the attached Exhibit 5.2 (“Known Obligations”), except to the extent included in the liabilities in the balance sheet as of the Closing Date used pursuant to Section 1.1.3 and 1.1.4 to determine the amount of the Dividend; or

(e) All liabilities and obligations arising on or before the Closing Date to the extent resulting from any corporate policy of Seller imposed on Holding, Quicken Loans or Title Source which was not in effect in substantially the same form on December 8, 1999 or any employee benefit plan of Seller, excluding obligations relating to excess contributions made by highly compensated employees in 1999 and held in Seller’s 401(k) benefit plan and related Form 5500 filings (“401(k) Obligations”); provided that Seller shall cooperate with Buyer and follow its instructions with respect to the resolution and disposition of the 401(k) Obligations.

     5.3 Buyer’s Indemnification of Seller. Following the Closing, Buyer, Holding, Quicken Loans and Title Source each shall indemnify, defend and hold harmless Seller and each of its affiliates, directors, officers, employees, agents, accountants, attorneys and representatives (“Seller’s Personnel”) from and against any demand, claim, action, cause of action, damage, liability, loss, cost, debt, deficiency, expense, obligation, tax, assessment, public charge, lawsuit, contract, agreement, and undertaking of any kind or nature, whether known or unknown, fixed, actual, accrued in accordance with GAAP or contingent, liquidated or unliquidated (including, without limitation, interest, penalties, additional federal, state or local taxes, reasonable attorneys’ fees and other costs and expenses incident to proceedings or investigations or the defense of any claim, whether or not litigation has commenced) (“Seller’s Damages”) arising out of, resulting from, or relating to, any of the following:

(a) Any breach of any representation or warranty made by Buyer in this Agreement, which breach was unknown to Seller’s Knowledge as of the Closing Date;

(b) Any failure of Buyer duly to perform or observe any term, provision, covenant or agreement to be performed or observed by Buyer pursuant to this Agreement, which failure was unknown to Seller’s Knowledge as of the Closing Date;

(c) Any acts, events or facts relating to Buyer or any of its officers, directors, employees, agents, consultants or contractors and any liabilities or obligations of Buyer or any of its officers, directors, employees, agents, consultants or contractors of any nature whatsoever;

(d) Any acts, events, facts, liabilities or obligations of or relating to Holding, Quicken Loans, Title Source or any of their businesses or assets or any of their officers, directors, employees, agents, consultants or contractors, to the extent occurring or incurred after the Closing Date and not as a result of any breach, violation or default occurring on or after December 9, 1999 and on or before the Closing Date (including, without limitation, any actual or potential litigation, claims, investigations, contingent liabilities or contractual obligations against Holding, Quicken Loans, Title Source or both relating to acts, events, facts, liabilities or obligations occurring or incurred after the

Closing Date and not as a result of any breach, violation or default occurring on or after December 9, 1999 and on or before the Closing Date);

(e) All liabilities and obligations (1) included in the liabilities in the balance sheet as of the Closing Date used pursuant to Sections 1.1.3 and 1.1.4 to determine the Purchase Price, (2) arising after the Closing Date (and not as a result of any breach occurring on or after December 9, 1999 and on or before the Closing Date) under all written or oral contracts, agreements, arrangements, commitments and undertakings, including leases, licenses, permits, assignments, mortgages, transactions, obligations or other instruments, to which Holding, Quicken Loans or Title Source is a party or to which Holding, Quicken Loans or Title Source or any of their respective assets or properties is bound, or (3) with respect to the 401(k) Obligations; provided that any excess contributions held in Seller’s 401(k) plan that are returned in connection with the 401(k) Obligations shall not constitute Buyer’s Damages. To the extent (1) liabilities are included in the balance sheet as of the Closing Date used pursuant to Sections 1.1.3 and 1.1.4 to determine the Purchase Price, (2) such liabilities are for Known Obligations, and (3) Buyer’s Damages for such Known Obligations are ultimately less than the amounts included in such balance sheet after the final and non-appealable disposition of such Known Obligations, Buyer shall pay in cash to Seller promptly after such disposition the difference between such Buyer’s Damages and the amounts included in the balance sheet; or

(f) Any fines or penalties imposed on Seller as a result of unlicensed activity of Buyer, Holding, Quicken Loans or Title Source after Closing.

     5.4 Defense of Third Party Claims. If any party (“Indemnified Party”) receives notice of, or discovers, any claim or the commencement of any third party action for which the other party or parties (“Indemnitor”) is or may be liable under this Section 5 (“Indemnified Claim”), the Indemnified Party shall promptly notify the Indemnitor in writing of such claim or action and shall provide the Indemnitor with copies of any pleadings or other documents evidencing such Indemnified Claim. The Indemnitor shall be entitled to participate in the defense of any Indemnified Claim, and, if it so elects, to assume the defense of the Indemnified Claim, with counsel reasonably satisfactory to the Indemnified Party. After written notice from the Indemnitor to the Indemnified Party of such election to assume the defense, the Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Indemnified Claim, other than costs and expenses of the Indemnified Party incurred at the request of the Indemnitor. Upon the written request of the Indemnified Party, the Indemnitor shall provide the Indemnified Party with copies of all pleadings, notices and communications with respect to the Indemnified Claim to the extent that receipt of such documents by the Indemnified Party does not affect any privilege relating to the Indemnitor. The assumption of the defense of any such Indemnified Claim shall not be deemed an admission by the Indemnitor that it is liable for any such Indemnified Claim. The Indemnitor may, at its election, settle or compromise any Indemnified Claim if the settlement or compromise releases the Indemnified Party, but the Indemnified Party shall not settle or compromise any Indemnified Claim without the prior consent of the Indemnitor, unless the Indemnitor shall have failed or refused to assist the Indemnified Party in the defense of such

Indemnified Claim or shall unreasonably withhold its consent to a proposed settlement or compromise of such claim. The parties agree to reasonably cooperate with each other in the defense of claims under this Agreement.

     5.5 Notice of Claim. As used in this Section 5, “Claim” means a claim for indemnification of an Indemnified Party for Buyer’s Damages or Seller’s Damages, as appropriate (collectively, “Damages”), under this Section 5. Buyer and Seller may give notice of a Claim under this Agreement whether for its own Damages or for Damages incurred by any other Buyer’s Personnel or Seller’s Personnel, respectively. Subject to Section 5.8(a), an Indemnified Party may give written notice of a Claim executed by an officer of Buyer or Seller, as appropriate (a “Notice of Claim”) at any time an Indemnified Party suffers Damages, as appropriate, or is subject to a demand, claim, action, cause of action, or lawsuit that may give rise to a Claim. No delay on the part of an Indemnified Person in giving a Notice of Claim shall relieve Indemnitor from any of its obligations under this Section 5 unless (and then only to the extent) that the Indemnitor is prejudiced thereby.

     5.6 Contents of Notice of Claim. Each Notice of Claim given pursuant to Section 5.5 shall contain the following information:

(a) That the Indemnified Party has incurred, paid or accrued (in accordance with GAAP) or, in good faith, believes it shall have to incur, pay or accrue (in accordance with GAAP), Damages in an aggregate stated amount arising from such Indemnified Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under this Section 5); and

(b) A brief description, in reasonable detail (to the extent reasonably available to the Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good faith belief thereof, including the identity and address of any third-party claimant and copies of any formal demand or complaint, the amount of Damages, the date each such item was incurred, paid or accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

     5.7 Resolution of Notice of Claim. Each Notice of Claim delivered by the Indemnified Party shall be resolved as follows:

(a) Uncontested Claims. The parties shall use their best efforts to agree on whether Damages exist, and if so, the amount. Any amounts determined to be owed shall be paid within 30 days of such determination.

(b) Contested Claims. In the event that the parties are unable to agree on whether Damages exist or the amount of such Damages, then the Claim shall be resolved by any legally available means, including (1) agreement of the Indemnified Party and the

Indemnitor or (2) in the absence of such an agreement, through a forum set forth in Section 8.3.

     5.8 Limitation of Liability.

(a) Notwithstanding anything in this Section 5 to the contrary, no party shall be liable to indemnify the other party with respect to any Indemnification Claim unless the party against whom the Indemnification Claim is asserted has received notice of such Indemnification Claim two years or less after the Closing Date, except that there shall be no time limit, other than the applicable statute of limitations or the time period provided in such covenant or agreement, (1) with respect to the covenants and agreements in Section 6, (2) for breaches of Section 2.1.7, or (3) for breaches of this Agreement as a result of fraud or willful misconduct.

(b) Unless specifically provided otherwise in this Agreement and except for (1) remedies that cannot be waived as a matter of law and injunctive relief, (2) breaches of this Agreement as a result of fraud or willful misconduct and (3) matters covered by Section 6, this Section 5 shall be the exclusive remedy for breaches of any representation, warranty, covenant or agreement contained in this Agreement.

(c) Notwithstanding anything in this Section 5 to the contrary (except for the next sentence), no party shall be liable to indemnify the other party with respect to any Indemnification Claim (1) until the aggregate amount of such other party’s Damages exceed $[ * ], and then only with respect to such party’s Damages in excess of $[ * ], or (2) in excess of an amount equal to the sum of the Purchase Price plus the Dividend plus the aggregate principal amount of the Note. The limitations in the preceding sentence shall not apply to (1) Claims or Damages arising out of documents other than this Agreement, such as the Note, the Security Agreement, the Guaranty, the Guaranty Security, the Loan Agreements, the License Agreement and the Distribution Agreement, (2) any Indemnification Claims other than third party claims subject to Section 5.4, (3) obligations under Sections 1.1.3 or 1.1.4, (4) breaches of Section 2.1.5, (5) failures to transfer assets or agreements as required by Section 3.1.2, 3.1.7 or 3.1.8, (6) Indemnification Claims under Section 5.2(d), Section 5.3(e) or Section 5.3(f), (7) obligations under Section 6.1, (8) obligations under Section 6.3 or Section 6.4, (9) obligations under Section 6.5 or breaches of Section 2.1.7, and (10) breaches of this Agreement as a result of fraud or willful misconduct.

     5.9 No Right to Offset. Neither party shall have any right to offset the amounts due as a result of any claims it may have against the other party, including, but not limited to, any indemnification claims against the other party or any of its successors or assigns, against any payments or other obligations due to the other party, including, without limitation, the payments due under the Note, the Distribution Agreement, the License Agreement, the Loan Agreements or the Transition Services Agreement.

*	We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

6 OTHER COVENANTS AND AGREEMENTS.

     6.1 Non-Competition.

               6.1.1 Agreement Not To Compete. At all times during the “Covenant Period” (as defined in Section 6.1.4), neither Seller nor any of its Subsidiaries (as defined below) shall “Engage in Business” (as defined in Section 6.1.5) in the “Mortgage Marketspace” (as defined in Section 6.1.6) in any state of the United States of America, the District of Columbia or any possession or territory of the United States of America in which any customer of Holding, Quicken Loans or Title Source is located or in which Holding, Quicken Loans or Title Source has solicited business at any time on or before the Closing Date, including, without limitation, any county, state, territory or possession. For purposes of this Agreement, the term “Subsidiaries” means any corporation or other entity in which the applicable party owns more than 50% of the voting control of such corporation or entity or otherwise controls a majority of the directors or the members of a similar body of such corporation or other entity. Notwithstanding anything in this Section 6.1.1 to the contrary:

(a) commencing immediately after the Distribution Agreement terminates, Seller may provide any or all of the services it provided to Buyer under the Distribution Agreement to any person or entity, as long as such person or entity does not use any of the Quicken Loans Mark, the Exclusive QLI Marks or the Trade Name in the Territory (all as defined in the License Agreement, as amended from time to time to change the marks or names licensed exclusively to Quicken Loans or the exclusive Territory) at any time during the Covenant Period,

(b) if:

(1) Seller is a party to any merger, consolidation, share exchange, stock purchase or sale, sale or purchase of all or substantially all of the assets of Seller or another entity, or other business combination or its shares are the subject of a tender offer (each, a “Transaction”), and

(2) the entity that combines with Seller in such Transaction (the “Entity”) is Engaging in Business in the Mortgage Marketspace (but not as its primary business) immediately before such Transaction, and

(3) the stockholders of Seller immediately prior to the Transaction (excluding any Acquiring Stockholder) directly or indirectly hold immediately following the Transaction capital stock constituting at least 70% of the voting power of all capital stock of Seller, or the surviving entity (or its parent or ultimate parent, if applicable) of the Transaction, then outstanding, then the surviving entity or any of its affiliates may continue to engage in the same business in the Mortgage Marketspace after such Transaction as was engaged in by the

Entity before the Transaction, as long as (A) it does not use any of the Quicken Loans Mark, the Exclusive QLI Marks or the Trade Name in the Territory (all as defined in the License Agreement, as amended from time to time to change the marks or names licensed exclusively to Quicken Loans or the exclusive Territory) at any time during the Covenant Period, and (B) the Distribution Agreement remains in effect pursuant to its terms if it was in effect as of the time of such Transaction,

(c) if:

(1) Seller is a party to, or its shares are the subject of, a Transaction, and

(2) the stockholders of Seller immediately prior to the Transaction (excluding any Acquiring Stockholder) directly or indirectly hold immediately following the Transaction capital stock constituting less than 70% of the voting power of all capital stock of Seller, or the surviving entity (or its parent or ultimate parent, if applicable) of the Transaction, then outstanding, then the surviving entity or any of its affiliates may Engage in Business in the Mortgage Marketspace after such Transaction, as long as (A) it does not use any of the Quicken Loans Mark, the Exclusive QLI Marks or the Trade Name in the Territory (all as defined in the License Agreement, as amended from time to time to change the marks or names licensed exclusively to Quicken Loans or the exclusive Territory) at any time during the Covenant Period, and (B) the Distribution Agreement remains in effect pursuant to its terms if it was in effect as of the time of such Transaction, and

(d) this Section 6.1 shall not apply on or after the date Seller owns more than 50% of Quicken Loans’ and Title Source’s outstanding voting capital stock, more than 50% of the outstanding voting capital stock in their parent or ultimate parent corporation, as applicable, or all or substantially all of their assets, whether by foreclosure on a pledge of, or other acquisition of, all or substantially all of Quicken Loans’ and Title Source’s outstanding capital stock or assets, or otherwise.

For purposes of this Agreement, “Acquiring Stockholder” means a stockholder or stockholders of Seller that (1) merges or combines with or acquires Seller in the Transaction, or (2) owns or controls a majority of another corporation or entity that merges or combines with or acquires Seller in the Transaction.

               6.1.2 Agreement Not To Solicit Employees or Consultants. In addition to, and not in limitation of, the non-competition covenants of Seller in Section 6.1.1, at all times from the date of this Agreement until the first anniversary of the Closing Date (or the termination of this Agreement if this Agreement is terminated pursuant to Section 7.1), none of Seller, its Subsidiaries or any of their personnel shall, either for itself or any other person or entity, solicit, induce or attempt to induce, other than pursuant to a general solicitation, any employee (including before the Closing any employee of Seller working at Quicken Loans or Title Source) of Buyer, Quicken Loans, Title Source or any of their respective affiliates to terminate his or her employment or his or her services with, Buyer, Quicken Loans, Title Source or any of their respective affiliates, to take employment with any other party or, with respect to employees working at Quicken Loans or Title Source at the Closing Date who are employees of Seller, to fail to become employees of Quicken Loans or Title Source.

               6.1.3 Remedies. Seller acknowledges and agrees that money damages would not adequately compensate Buyer, Holding, Quicken Loans or Title Source if Seller or any of its affiliates were to breach any of the covenants contained in this Section 6.1. Consequently, Seller agrees that in the event of any such breach, Buyer, Quicken Loans and/or Title Source shall each be entitled, in addition to all other remedies, to enforce these covenants by means of an injunction, specific performance or other equitable relief.

               6.1.4 “Covenant Period”. For purposes of this Agreement, “Covenant Period” means that period of time commencing on the Closing Date and continuing until one year after the termination of the License Agreement.

               6.1.5 “Engaging in Business”. For purposes of this Agreement, “Engaging in Business” and similar phrases mean (1) mortgage lending and brokering as it relates to the origination of Residential Mortgage Loans, or (2) directly providing Residential Mortgage Loan Services (both as defined in the License Agreement as of the date of this Agreement and, to the extent adding products or services that constitute a central element of residential mortgage lending, as modified under the License Agreement after the date of this Agreement).

               6.1.6 “Mortgage Marketspace”. For purposes of this Agreement, “Mortgage Marketspace” has the same meaning given that term in the License Agreement as of the date of this Agreement and, to the extent adding products or services that constitute a central element of residential mortgage lending, as modified under the License Agreement after the date of this Agreement.

     6.2 Further Assurances. At any time from and after the Closing Date, Seller and Buyer shall, and Buyer shall cause Holding, Quicken Loans and Title Source to, execute and deliver any further instruments or documents and take all further action reasonably requested by any of the other parties to this Agreement to carry out the transactions described in this Agreement.

     6.3 Brokerage. All negotiations relative to this Agreement and the transactions described in this Agreement have been carried on by the parties to this Agreement directly without the intervention of any person, and such negotiations, and the consummation of the transactions under this Agreement, will not result in any liability by any party for any finder’s fee, brokerage commission or other similar fee, except that Buyer has engaged Jefferies & Company, Inc. as its financial advisor and will be responsible for its fees in connection with the transactions under this Agreement and Seller has engaged Houlihan Loekey as its financial advisor and will be responsible for its fees in connection with the transactions under this Agreement. Each party (the “Party”) shall pay or discharge, and shall indemnify, defend and hold the other parties harmless from and against, any and all claims or liabilities for brokerage or other commissions or finder’s or other fees resulting from any actions of the Party which are not in accordance with the preceding sentence.

     6.4 Expenses. Each party to this Agreement shall pay its own expenses incident to this Agreement and the transactions described in this Agreement, including, without limitation, counsel fees, brokerage, finder or financial advisor fees and accounting fees, except as provided in Section 1.2, Section 6.5 and the following sentence. Buyer and Seller shall each be responsible for 50% of (1) all filing fees related to the Hart-Scott-Rodino filings described in Section 3.1.6 and Section 3.2.2, and (2) the fees of Ernst & Young incurred pursuant to Section 1.1.4(b).

     6.5 Taxes.

               6.5.1 Transfer and Other Taxes. Any sales, use, transfer, notarial, excise, recording, documentary and similar taxes or fees arising from or related to the sale of the Shares and the other transactions described in this Agreement, including, without limitation, those applicable to the transfer of the Shares or the filing of any documents evidencing such transfer, shall be paid by Seller, and evidence of the payment of such taxes shall be furnished to Buyer upon its request.

               6.5.2 Liability For Taxes — Periods Ending On or Before the Closing Date.Seller shall be liable for, and shall indemnify and hold Buyer, Holding, Quicken Loans and Title Source harmless against (1) liability for any taxes of Holding, Quicken Loans or Title Source for any taxable year or taxable period ending on or after December 9, 1999 and on or before the Closing Date, including, without limitation, all taxes treated under Section 6.5.4 as attributable to taxable periods ending on or after December 9, 1999 and on or before the Closing Date (collectively, “Pre-Closing Taxes”), and (2) liability for taxes of any person or entity other than Holding, Quicken Loans or Title Source for which Holding, Quicken Loans or Title Source becomes liable on or after December 9, 1999 and on or before the Closing Date (A) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), including, without limitation, any taxes of the Group for which Holding, Quicken Loans or Title Source is liable under Treasury Regulation Section 1.1502-6 or any similar provision, (B) as a transferee or successor, (C) by contract, or (D) otherwise.

               6.5.3 Liability For Taxes — Periods Commencing After the Closing Date. Buyer shall be liable for, and shall indemnify and hold Seller and its affiliates harmless against, all taxes due or payable with respect to Holding, Quicken Loans or Title Source other than Pre-Closing Taxes and the taxes described in Section 6.5.1 (collectively, “Post-Closing Taxes”). Seller will include the income of each of Holding, Quicken Loans and Title Source (including any deferred income triggered into income by Sections 1.1502-13 and 1.1502-14 of the Treasury Regulations and any excess loss account(s) taken into income under Section 1.1502 19 of the Treasury Regulations) on the Group’s consolidated federal income returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. The parties will not elect to apportion the income of Holding, Quicken Loans or Title Source between the period through the Closing Date and the period after the Closing Date other than by closing the books of Holding, Quicken Loans and Title Source as of the end of the Closing Date.

               6.5.4 Liability For Taxes — Periods Commencing On or Before the Closing Date and Ending After the Closing Date. To the extent permitted by law, Seller and Buyer shall elect to terminate all taxable periods with respect to Holding, Quicken Loans and Title Source as of the Closing Date. In the case of any tax due or payable with respect to Holding, Quicken Loans or Title Source for a period commencing on or before and ending after the Closing Date (a “Straddle Period”), the amount of such tax that will be treated as attributable to taxable periods ending on or before the Closing Date shall be (1) in the case of any tax based on net income, gross income, gross receipts or sales, the amount of such tax that would have been due if such taxable period had ended on the Closing Date, and (2) in the case of any other tax, the amount of such tax for the entire Straddle Period, multiplied by the number of days in the Straddle Period up to and including the Closing Date, and divided by the total number of days in the Straddle Period.

               6.5.5 Filing of Tax Returns. Seller shall timely prepare and file all tax returns with respect to Pre-Closing Taxes, except Tax Returns for taxes due or payable with respect to a Straddle Period. The income, deductions and credits with respect to Holding, Quicken Loans and Title Source on such returns shall be computed consistent with past practices, principles and methods and shall be determined on the basis of the appropriate permanent records of Holding, Quicken Loans and Title Source. Before filing any such return, Seller shall submit such return to Buyer for review, but Buyer’s approval of such returns shall not be required. Buyer shall timely prepare and file all tax returns for taxes due or payable with respect to a Straddle Period and shall provide Seller with copies of any such tax return and a statement certifying the amount of taxes shown on such tax return that are Pre-Closing Taxes (a “Tax Statement”) at least 15 days before the due date for the filing of such tax return. Seller and its authorized representatives shall have the right to review and approve such tax returns and Tax Statement, which approval shall not unreasonably be withheld or delayed. Seller shall pay to Buyer within 30 days of receipt of a completed tax return and Tax Statement an amount equal to the Pre-Closing Taxes shown on such Tax Statement, unless Seller has disputed such amount. If Seller has disputed such amount, then Seller and Buyer shall resolve such dispute in the same manner as described in Section 1.1.4(b) for resolving disputes regarding the Amounts. Buyer shall timely prepare and file all tax returns with respect to Post-Closing Taxes. Within 15 days after Buyer’s request, Seller shall provide such information and other data as Buyer may reasonably request in order to prepare and file all tax returns relating to any Straddle Period or any Post-Closing Taxes, or to respond to audits by any taxing authorities with respect to any Straddle Period or any Post-Closing Taxes, or otherwise to enable Buyer to satisfy its accounting and tax requirements.

               6.5.6 [ * ].

               6.5.7 [ * ].

               6.5.8 Mutual Cooperation. As soon as practicable, but in any event within 15 days after Seller’s request, Buyer shall deliver to Seller such information and other data relating to the tax returns and taxes of Holding, Quicken Loans and Title Source and shall make available such knowledgeable employees of Holding, Quicken Loans and Title Source as Seller may reasonably request, including providing the information and other data customarily required by Seller, to cause the completion and filing of all tax returns relating to Pre-Closing Taxes or to respond to audits by any taxing authorities with respect to any Pre-Closing Taxes or otherwise to enable Seller to satisfy its accounting and tax requirements. As soon as practicable, but in any event within 15 days after Buyer’s request, Seller shall deliver to Buyer such information and other data relating to the tax returns and taxes of Holding, Quicken Loans and Title Source and shall make available such knowledgeable employees of Seller as Buyer may reasonably request, including providing the information and other data customarily required by Buyer, to cause the completion and filing of all tax returns relating to Post-Closing Taxes or to respond to audits by any taxing authorities with respect to any Post-Closing Taxes or otherwise to enable Buyer to satisfy its accounting and tax requirements.

               6.5.9 Tax Sharing Agreements. Any tax sharing agreement between Seller and any (or all) of Holding, Quicken Loans or Title Source is and shall be terminated as of the Closing Date, and will have no further effect for any taxable year (whether the current year, a future year or a past year).

               6.5.10 Purchase Price to Acquire Shares. Buyer and Seller agree that the Purchase Price is being paid solely to acquire the Shares and neither party will, or will permit any affiliate to, report or treat any part of the Purchase Price as allocable to anything other than payment for the Shares.

               6.5.11 Resolution of Disagreements. If Seller and Buyer disagree as to the amount of taxes for which each is liable under this Agreement, Seller and Buyer shall resolve such disagreement in the same manner as described in Section 1.1.4(b) for resolving disputes regarding the Amount.

*	We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

     6.6 No Disclosures. Neither Buyer nor Seller shall make any public disclosure or publicity release pertaining to the existence or subject matter of this Agreement without the consent of the other party, except that the parties and their directors, officers, employees and agents shall be permitted to make such disclosures that counsel advises them is required to comply with applicable law or stock exchange or market requirements, including securities laws and rules and state regulatory law, or that is required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, filing requirements or further information requests. The parties shall consult with each other and, except as permitted by the preceding sentence, agree on the desirability, timing and substance of any press release or public announcement or other disclosures to the public relating to the transactions described in this Agreement. This Section shall not apply to the requirement to agree on the desirability and timing of (but they still must agree on the substance of) (1) Buyer’s notices required by Section 6.9, or (2) Seller’s disclosure that Holding, Quicken Loans and Title Source are no longer affiliates of Seller to parties that have contracts with Holding, Quicken Loans or Title Source or that relate to the Mortgage Marketspace and with respect to which Seller is a party, is a guarantor or otherwise has liability.

     6.7 Restrictions on Stock Sales. Seller acknowledges that the Non-Voting Common Shares it receives from Buyer will not be registered under the Act or any applicable state or foreign securities laws. They will, therefore, be restricted securities. In addition to any other restriction on the sale of Non-Voting Common Shares applicable to Seller, Seller shall not pledge, hypothecate, sell or otherwise transfer any Non-Voting Common Shares acquired by it from Buyer except (1) pursuant to an effective registration statement under the Act, or (2) pursuant to applicable exemptions from registration under the Act and the appropriate blue sky laws. Buyer may place a legend on the certificates representing Non-Voting Common Shares setting forth such restriction. Buyer acknowledges that the Shares deliverable pursuant to this Agreement will not be registered under the Act or any applicable state or foreign securities laws. They are, therefore, restricted securities. In addition to any other restriction on the sale of Shares applicable to Buyer, Buyer shall not pledge, hypothecate, sell or otherwise transfer any Shares acquired by it under this Agreement except (1) pursuant to an effective registration statement under the Act, or (2) pursuant to applicable exemptions from registration under the Act and the appropriate blue sky laws.

     6.8 Access to Records. With respect to any books, records and files retained by Seller relating to the business of Holding, Quicken Loans or Title Source, or the books, records and files delivered to the control of Buyer pursuant to this Agreement to the extent they related to the operations of Holding, Quicken Loans or Title Source before the Closing Date, each party, at its expense, shall have the right, upon prior notice, to inspect and to make copies of such books, records and files at any time during normal business hours for any proper purpose. Buyer and Seller shall not destroy or allow the destruction of any such books, records and files for a period of six years following the Closing Date; provided, however, if either party wishes to destroy any of such books, records or files prior to the end of such period, then such party shall first offer in writing to deliver them to the other party.

     6.9 Notification of Change of Control. Buyer shall, within 45 days from the Closing Date, notify all vendors to, suppliers to and any person that extends credit to Holding, Quicken Loans or Title Source, in each case which are parties that have contracts with Holding, Quicken Loans or Title Source and with respect to which Seller is a party, is a guarantor or otherwise has liability, that Holding, Quicken Loans and Title Source are no longer subsidiaries of Seller.

7 TERMINATION.

     7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

               7.1.1 Mutual Consent. by mutual written consent of the parties;

               7.1.2 Drop Dead Date. by either Buyer or Seller if the Closing shall not have occurred by July 31, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

               7.1.3 Government Prohibition. by either Buyer or Seller if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Sale Transaction, which order, decree, ruling or other action is final and nonappealable;

               7.1.4 Seller Breach. by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 4.1.1 or Section 4.1.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 7.1.4 for 30 days after delivery of written notice from Buyer to Seller of such breach or inaccuracy, provided Seller continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Buyer may not terminate this Agreement pursuant to this Section 7.1.4 if such breach or inaccuracy by Seller is cured during such 30-day period, or if Buyer shall have materially breached this Agreement); or

               7.1.5 Buyer Breach. by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 4.2.1 or Section 4.2.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer through the exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement under this Section 7.1.5 for 30 days after delivery of written notice from Seller to Buyer of such breach or inaccuracy, provided Buyer continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Seller may not terminate this Agreement pursuant to this Section 7.1.5 if such breach or inaccuracy by Buyer is cured during such 30-day period, or if Seller shall have materially breached this Agreement).

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (1) as set forth in Section 6.4 (and the expense allocation provisions referred to in that Section), this Section 7.2 and Section 8, each of which shall survive the termination of this Agreement, and (2) nothing in this Section 7 shall relieve any party from liability for any willful breach of such party’s representations, warranties, covenants or agreements in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Compete Agreement with Daniel Gilbert, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8 MISCELLANEOUS.

     8.1 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered by personal delivery, overnight courier service, certified or registered mail, postage prepaid, or by facsimile, and will be deemed given (1) upon delivery, if delivered personally, (2) one business day after deposit with a national overnight courier service for overnight delivery, (3) one business day after transmission by facsimile with confirmation of receipt, and (4) three business days after deposit in the mails, if mailed by registered or certified mail, postage prepaid, to the following addresses:

If to Seller:	If sent by registered or certified mail or telecopy, to:

Intuit Inc.
Attn: General Counsel
Legal Dept.
P.O. Box 7850
Mountain View, CA 94039-6622
Fax No.: (650) 944-6622

If personally delivered or delivered by courier, to:

Intuit Inc.
Attn: General Counsel
Legal Dept.
2550 Garcia Avenue
Mountain View, CA 94043
Fax No.: (650) 944-6622

with a copy to (which shall not constitute notice):

Fenwick & West LLP
Two Palo Alto Square
Palo Alto California 94306
Attention: Mark A. Leahy, Esq.
Fax No.: (650) 494-1417

If to Buyer, to:	BRFC LLC
20555 Victor Parkway
Livonia, Michigan 48152
Attention: General Counsel

with a copy to (which shall not constitute notice):

Alan S. Schwartz, Esq.
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3583

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 8.1, except that notices of change of address will only be effective upon receipt.

     8.2 Entire Agreement. This Agreement, the Exhibits to this Agreement, the other written agreements explicitly referred to in this Agreement and the exhibits to such agreements, when taken together, constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to such subject matter, and any such prior agreements or understandings are merged into this Agreement. The descriptions of the terms of each of the Ancillary Agreements described in this Agreement are subject to, and qualified in their entirety by, the actual terms set forth in the Ancillary Agreements, and the actual terms set forth in those Ancillary Agreements shall govern in the event of a conflict between those terms and the descriptions of them set forth in this Agreement.

     8.3 Governing Law and Forum. The laws of the State of Michigan shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of, or relating to, this Agreement (regardless of the laws that might otherwise govern under applicable Michigan principles of conflicts of law). The parties acknowledge that the United States District Court for the Eastern District of Michigan or the Michigan Circuit Court for the County of Oakland shall have exclusive jurisdiction over any case or controversy arising out of, or relating to, this Agreement and that all litigation arising out of, or relating to, this Agreement shall be commenced in the United States District Court for the Eastern District of Michigan or in the Oakland County (Michigan) Circuit Court. Each of the parties consents to be subject to personal jurisdiction of the courts of Michigan, including the federal courts in Michigan. This Section 8.3 shall not supersede the governing law or forum provisions of any other documents.

     8.4 Attorneys’ Fees. If any party commences an action against any other party to enforce any of the terms, covenants, conditions or provisions of this Agreement or because of a default by a party under this Agreement, the prevailing party in any such action shall be entitled to recover its reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action from the losing party. In any action where monetary damages are the principal focus of a dispute, prior to final determination for any action, each party shall provide to the other party, a final written settlement proposal. The party whose settlement proposal is closer to the final determination shall be deemed the prevailing party.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures. This Agreement will become binding when one or more counterparts of this Agreement, individually or taken together, bear the signatures of all parties reflected in this Agreement as signatories and have been delivered by the parties to each other.

     8.6 Interpretation. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references to “Sections” and “Exhibits” in this Agreement are, unless specifically indicated otherwise, references to sections of, and exhibits to, this Agreement. Whenever the singular is used, the same shall include the plural and vice versa, where appropriate. Words of any gender shall include each other gender where appropriate. The exhibits to this Agreement are a part of this Agreement as if set forth in full in this Agreement.

     8.7 Severability. If any provision of this Agreement, or the application of such provision, is for any reason and to any extent determined to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted such so as reasonably to give effect to the intent of the parties to this Agreement. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision, or to otherwise construe such provision in a manner that renders it valid and enforceable. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable, but rather shall be modified to the extent necessary to be enforceable, in accordance with the purposes stated in this Agreement and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

     8.8 Waiver and Amendments. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party to be bound by such amendment or waiver. The waiver by a party of any breach of this Agreement or default in the performance of this Agreement will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The rights and remedies of any party arising out of, or otherwise in respect of, any inaccuracy in, or breach of, any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant, agreement or exhibit contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     8.9 Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns. Neither Buyer nor Seller may assign or transfer any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other, and any purported assignment or transfer by Buyer or Seller without such consent shall be void; provided that, before the Closing Date, Buyer may assign or transfer any of its rights or delegate any of its obligations under this Agreement to any other person or entity without Seller’s consent.

     8.10 Absence of Third Party Beneficiary Rights. Unless expressly provided to the contrary in this Agreement, no provisions of this Agreement are intended, nor will they be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any third party, including but not limited to any client, customer, affiliate, shareholder or partner of any party to this Agreement.

     8.11 Waiver of Jury Trial. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9 GLOSSARY. The following words and phrases are defined in the following Sections of this Agreement:

Word or Phrase	Section

401(k) Obligations	Section 5.2(e)
Acquiring Stockholder	Section 6.1.1
Acquisition Proposal	Section 3.1.3
Act	Section 2.1.11
Agreement	Introductory Paragraph
Amount	Section 1.1.4(b)
Ancillary Agreements	Section 4.1.5
Buyer	Introductory Paragraph
Buyer’s Damages	Section 5.2
Buyer’s Knowledge	Section 2.1

Word or Phrase	Section

Buyer’s Personnel	Section 5.2
Claim	Section 5.5
Closing Articles of Incorporation	Section 1.1.1
Closing Date	Section 1.4
Closing	Section 1.4
Code	Section 2.1.7(a)
Covenant Period	Section 6.1.4
Damages	Section 5.5
Distribution Agreement	Section 3.1.12
Dividend	Section 1.1.2
Engaging in Business	Section 6.1.5
Entity	Section 6.1.1(b)(2)
Ernst & Young	Section 1.1.4(b)
Estimated Dividend	Section 1.1.4(a)
Final Tangible Shareholders’ Equity	Section 1.1.4(b)
GAAP	Section 1.1.3
Governmental Authority	Section 2.1.3
Group	Section 2.1.7(a)
Guaranty Security	Section 1.1.5
Guaranty	Section 1.1.5
Holding	Recital D
Indemnified Claim	Section 5.4
Indemnified Party	Section 5.4
Indemnitor	Section 5.4
Initial Estimate	Section 1.1.4(a)
Intellectual Property	Section 2.1.6
Known Obligations	Section 5.2(d)
License Agreement	Section 3.1.13
Liens	Section 1.2
Loan Agreements	Section 3.1.15
Merger Agreement	Recital B
Merger	Recital B
Mortgage Marketspace	Section 6.1.6
Non-Compete Agreement	Section 3.1.19
Non-Voting Common Shares	Section 1.1.1
Note	Section 1.1.5
Notice of Claim	Section 5.5
Party	Section 6.3
Post-Closing Taxes	Section 6.5.3
Pre-Closing Taxes	Section 6.5.2
Purchase Price	Section 1.3
Quicken Loans	Introductory Paragraph
Registration Rights Agreement	Section 3.1.17
Report	Section 1.1.4(b)
Residential Mortgage Loans	Section 6.1.6
Sale Transaction	Section 1.2

Word or Phrase	Section

Security Agreement	Section 1.1.5
Seller	Introductory Paragraph
Seller’s Damages	Section 5.3
Seller’s Knowledge	Section 2.1.6
Seller’s Personnel	Section 5.3
Shareholders Agreement	Section 3.1.14
Shares	Section 1.2
Straddle Period	Section 6.5.4
Subsidiaries	Section 6.1.1
Tangible Shareholders’ Equity	Section 1.1.3
[ * ]	Section 6.5.6
[ * ]	Section 6.5.6
Tax Statement	Section 6.5.5
Title Source	Introductory Paragraph
Transaction	Section 6.1.1(b)(1)
Transition Services Agreement	Section 3.1.16
Voting Common Shares	Section 1.1.1

*	We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the introductory paragraph of this Agreement.

BUYER:	BRFC LLC

	By:	/s/ Daniel B. Gilbert

	Its:	Manager

SELLER:	INTUIT INC.

	By:	/s/ Raymond G. Stern

	Its:	Senior Vice President Corporate Development & Strategy

QUICKEN LOANS:	QUICKEN LOANS INC.

	By:	/s/ William Emerson

	Its:	Chief Executive Officer

TITLE SOURCE:	TITLE SOURCE, INC.

	By:	/s/ Jeffrey Eisenshtadt

	Its:	President

EXHIBIT INDEX

Exhibit Number	Description

1.1.1	Holding’s Closing Articles, Bylaws, Directors and Officers
1.1.5(1)	Form of Note
1.1.5(2)	Form of Security Agreement
1.1.5(3)	Form of Guaranty
1.1.5(4)	Form of Guaranty Security
2.1.6	Infringements
3.1.7	Assets Located Outside of Michigan
3.1.8	Intellectual Property Transferred to Quicken Loans and Title Source
3.1.12	Form of Distribution Agreement
3.1.13	Form of License Agreement
3.1.14	Form of Shareholders Agreement
3.1.15(1)	Form of Warehouse Loan Agreement
3.1.15(2)	Form of Warehouse Loan Security Agreement
3.1.15(3)	Form of Guaranty and Security Agreement
3.1.16	Form of Transition Services Agreement
3.1.17	Form of Registration Rights Agreement
4.1.4	Holding, Quicken Loans and Title Source Consents
5.2	Known Obligations